                                                                     EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                              XENOGEN CORPORATION,

                         DRUM ACQUISITION CORPORATION,

                                   MDS INC.,

                   PHOENIX INTERNATIONAL LIFE SCIENCES INC.,


                 PHOENIX INTERNATIONAL LIFE SCIENCES (US) INC.,


             PHOENIX INTERNATIONAL LIFE SCIENCES (CHRYSALIS) INC.,

                                      AND

                 CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION

                         Dated as of September 28, 2000

                               TABLE OF CONTENTS

                                                                                       Page
ARTICLE I THE MERGER...................................................................   1

    1.1      The Merger................................................................   1
    1.2      Effective Time; Closing...................................................   2
    1.3      Effect of the Merger......................................................   2
    1.4      Certificate of Incorporation; Bylaws......................................   2
    1.5      Directors and Officers....................................................   2
    1.6      Effect on Capital Stock...................................................   2
    1.7      Surrender of Certificates.................................................   3
    1.8      No Further Ownership Rights in Company Common Stock.......................   4
    1.9      Lost, Stolen or Destroyed Certificates....................................   4
    1.10     Tax and Accounting Consequences...........................................   4
    1.11     Taking of Necessary Action; Further Action................................   5

ARTICLE II REPRESENTATIONS AND WARRANTIES OF INDIRECT PARENT, SECOND
             INTERMEDIARY PARENT, FIRST INTERMEDIARY PARENT, PARENT AND
             COMPANY...................................................................   5

    2.1      Organization and Qualification; Subsidiaries..............................   5
    2.2      Certificate of Incorporation and Bylaws...................................   6
    2.3      Capitalization............................................................   6
    2.4      Authority Relative to this Agreement......................................   6
    2.5      No Conflict; Required Filings and Consents................................   6
    2.6      Compliance; Permits.......................................................   7
    2.7      Financial Statements......................................................   7
    2.8      Absence of Certain Changes or Events......................................   8
    2.9      Absence of Litigation.....................................................  11
    2.10     Employee Benefit Plans....................................................  12
    2.11     Employees.................................................................  13
    2.12     Material Contracts........................................................  13
    2.13     Guaranties, Intercompany Contracts........................................  13
    2.14     Restrictions on Business Activities.......................................  14
    2.15     Environmental Matters.....................................................  14
    2.16     Intellectual Property.....................................................  14
    2.17     Board Approval............................................................  16
    2.18     Assets....................................................................  17

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENTAL ENTITIES AND
             INDIRECT PARENT...........................................................  17

    3.1      Organization and Qualification of the Parental Entities...................  17
    3.2      Authority of the Parental Entities Relative to this Agreement.............  17
    3.3      No Conflict; Required Filings and Consents of the Parental Entities.......  18

    3.4      Parental Entities Brokers.................................................  18
    3.5      Intellectual Property of the Parent Entities..............................  18
    3.6      Organization and Qualification of Indirect Parent.........................  19
    3.7      Authority of Indirect Parent Relative to this Agreement...................  19
    3.8      No Conflict; Required Filings and Consents of Indirect Parent.............  20
    3.9      Indirect Parent Brokers...................................................  20
    3.10     Intellectual Property of Indirect Parent..................................  20
    3.11     Experience................................................................  21
    3.12     Investment................................................................  21
    3.13     Rule 144..................................................................  21
    3.14     No Public Market..........................................................  21
    3.15     Access to Data............................................................  21
    3.16     Economic Risk.............................................................  21
    3.17     Accredited Investor; Foreign Investor.....................................  22
    3.18     Tax Liability.............................................................  22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB..................  22

    4.1      Organization and Qualification; Subsidiaries..............................  22
    4.2      Certificate of Incorporation and Bylaws...................................  22
    4.3      Capitalization............................................................  23
    4.4      Authority Relative to this Agreement......................................  24
    4.5      No Conflict; Required Filings and Consents................................  24
    4.6      Financial Statements......................................................  25
    4.7      Absence of Litigation.....................................................  25
    4.8      Environmental Matters.....................................................  25
    4.9      Board Approval............................................................  25
    4.10     No Undisclosed Liabilities................................................  26
    4.11     Compliance................................................................  26
    4.12     Brokers...................................................................  26
    4.13     Absence of Certain Changes or Events......................................  26
    4.14     Intellectual Property.....................................................  26

ARTICLE V CONDUCT PRIOR TO THE EFFECTIVE TIME..........................................  27

    5.1      Conduct of Business by Company, Indirect Parent, Second Intermediary
             Parent, First Intermediary Parent and Parent..............................  27
    5.2      Conduct of Business by Purchaser..........................................  29

ARTICLE VI ADDITIONAL AGREEMENTS.......................................................  29

    6.1      Confidentiality; Access to Information....................................  29
    6.2      Public Disclosure.........................................................  30
    6.3      Reasonable Efforts; Notification..........................................  30
    6.4      Employee Benefits.........................................................  31
    6.5      Third Party Consents......................................................  33
    6.6      Regulatory Filings; Reasonable Efforts....................................  33

    6.7      Intercompany Accounts; Cash Balance.......................................  33
    6.8      Strategic Relationship....................................................  33
    6.9      WARN......................................................................  34
    6.10     Investor Rights...........................................................  34
    6.11     Real Property Lease.......................................................  34

ARTICLE VII CONDITIONS TO THE MERGER...................................................  34

    7.1      Conditions to Obligations of Each Party to Effect the Merger..............  34
    7.2      Additional Conditions to Obligations of Company, Indirect Parent, Second
             Intermediary Parent, First Intermediary Parent and Parent.................  34
    7.3      Additional Conditions to the Obligations of Purchaser and Merger Sub......  35

ARTICLE VIII TAX MATTERS...............................................................  36

    8.1      Definition of Taxes.......................................................  36
    8.2      Tax Representations.......................................................  36
    8.3      Indemnity.................................................................  38
    8.4      Tax Returns...............................................................  40
    8.5      Termination of Tax Sharing Agreements.....................................  40
    8.6      Conduct of Audits and Other Procedural Matters............................  40
    8.7      Assistance and Cooperation................................................  41
    8.8      Survival..................................................................  42

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER...........................................  42

    9.1      Termination...............................................................  42
    9.2      Notice of Termination; Effect of Termination..............................  43
    9.3      Fees and Expenses.........................................................  43
    9.4      Amendment.................................................................  43
    9.5      Extension; Waiver.........................................................  43

ARTICLE X GENERAL PROVISIONS...........................................................  44

    10.1     Survival of Representations and Warranties................................  44
    10.2     Indemnification by the Holders............................................  44
    10.3     Notices...................................................................  46
    10.4     Interpretation............................................................  47
    10.5     Counterparts..............................................................  48
    10.6     Entire Agreement; Third Party Beneficiaries...............................  48
    10.7     Severability..............................................................  48
    10.8     Other Remedies; Specific Performance......................................  48
    10.9     Governing Law.............................................................  48
    10.10    Rules of Construction.....................................................  48
    10.11    Assignment................................................................  49
    10.12    Waiver of Jury Trial......................................................  49

                               INDEX OF EXHIBITS

Exhibit A     Amended and Restated Certificate of Incorporation

Exhibit B     Strategic Relationship Agreement

Exhibit C     License Agreement dated June 13, 1985 between the Ohio University and Embryogen, Inc. and amendment thereto dated June 13, 1985

Exhibit D     Articles and Regulations of the Surviving Corporation

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of September 28, 2000, among Xenogen Corporation, a Delaware corporation ("Purchaser"), Drum Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Merger Sub"), MDS Inc., a Canada corporation ("Indirect Parent"), Phoenix International Life Sciences Inc., a Canadian corporation and a wholly-owned subsidiary of Indirect Parent ("Second Intermediary Parent"), Phoenix International Life Sciences (US) Inc., a Delaware corporation and wholly-owned subsidiary of Second Intermediary Parent ("First Intermediary Parent"), Phoenix International Life Sciences (Chrysalis) Inc., a Delaware corporation and wholly-owned subsidiary of First Intermediary Parent ("Parent"), and Chrysalis DNX Transgenic Sciences Corporation, an Ohio corporation and a wholly-owned subsidiary of Parent ("Company").

                                    RECITALS
                                    --------

     A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the Ohio General Corporation Law and Delaware General Corporation Law (the "Corporate Code"), Purchaser, Merger Sub, Indirect Parent, Second Intermediary Parent, First Intermediary Parent, Parent and Company intend to enter into a business combination transaction.

     B. The Boards of Directors of Company, Indirect Parent, Second Intermediary Parent, First Intermediary Parent, Parent, Purchaser and Merger Sub
(i) have determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of their respective long-term business strategies and is fair to, and in the best interests of their respective stockholders and (ii) have approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

     C. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     D. It is also intended by the parties hereto that the Merger shall qualify for accounting treatment as a purchase.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                   ARTICLE I

                                   THE MERGER

     1.1   The Merger. At the Effective Time (as defined in Section 1.2) and
           ----------
subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Corporate Code, Merger Sub shall be merged with and into Company (the "Merger"), the separate corporate existence of the Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation of the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2   Effective Time; Closing.  Subject to the provisions of this
           -----------------------
Agreement, the parties hereto shall cause the Merger to be consummated by filing certificates of merger with the Secretaries of State of the States of Ohio and Delaware in accordance with the relevant provisions of Ohio and Delaware law, respectively, (the "Merger Documents") (the time of acceptance of such filings by both the Secretaries of State of the States of Delaware and Ohio (or such later time as may be agreed in writing by Company and Purchaser and specified in the Merger Documents) being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and Plan of Reorganization and the certificates of merger. The closing of the Merger (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

     1.3   Effect of the Merger.  At the Effective Time, the effect of the
           --------------------
Merger shall be as provided in this Agreement and the applicable provisions of the Corporate Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4   Certificate of Incorporation; Bylaws
           ------------------------------------

           (a) Unless otherwise determined by Xylophone prior to the Effective Time, at the Effective Time, the Articles of Incorporation and Regulations in the form attached as Exhibit D shall be the Articles of Incorporation and Regulations of the Surviving Corporation until thereafter amended as provided by law.

     1.5   Directors and Officers.  The initial directors of the Surviving
           ----------------------
Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time.

     1.6   Effect on Capital Stock.  Subject to the terms and conditions of this
           -----------------------
Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Indirect Parent, Second Intermediary Parent, First Intermediary Parent, Parent, Merger Sub, Company or the holders of any of the following securities, the following shall occur:

           (a)  Conversion of Company Common Stock.  Each share of Common Stock,
                ----------------------------------
no par value per share, of Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted, subject to Section 1.6(d), into the right to receive such number of shares of Series F Preferred Stock of Purchaser, having the rights, privileges and preferences set forth in Exhibit A attached hereto ("Purchaser Preferred Stock"), equal to the quotient obtained by dividing 3.5 million shares of Purchaser Preferred Stock by the number of shares of Company Common Stock outstanding at such time ("Merger Consideration"), or upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9). No fractional shares of Purchaser Preferred Stock shall be issued by virtue of the Merger. Any such fractional share each holder of Company Common Stock would otherwise be entitled to (after aggregating all fractional shares of Purchaser Preferred Stock such holder would otherwise be entitled to) shall be rounded up to the next whole share of Purchaser Preferred Stock.

           (b)  Cancellation of Purchaser-Owned Stock.  Each share of Company
                -------------------------------------
Common Stock held by Company or owned by Merger Sub, Purchaser or any direct or indirect wholly-owned subsidiary of Company or of Purchaser immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

           (c)  Capital Stock of Merger Sub.  Each certificate evidencing
                ---------------------------
ownership of shares of Common Stock, par value $.0001 per share, of Merger Sub shall evidence ownership of such shares of capital stock of the Surviving Corporation.

           (d)  Adjustments to Merger Consideration.  The Merger Consideration
                -----------------------------------
shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into common stock of the Purchaser or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Purchaser Common Stock or Preferred Stock occurring on or after the date hereof and prior to the Effective Time.

     1.7   Surrender of Certificates
           -------------------------

           (a) Purchaser to Provide Preferred Stock. At the Effective Time, Purchaser shall make available for exchange in accordance with this Article I, the Merger Consideration issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to
Section 1.7(b).

           (b)  Distributions With Respect to Unexchanged Shares.  No dividends
                ------------------------------------------------
or other distributions declared or made after the date of this Agreement with respect to the Purchaser Preferred Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered certificate or certificates of Company Common Stock (the "Certificates") with respect to the shares of Purchaser Preferred Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Purchaser shall deliver to the record holders thereof, without interest, certificates representing whole shares of Purchaser Preferred Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Purchaser Preferred Stock.

           (c)  Transfers of Ownership.  If certificates representing shares of
                ----------------------
Purchaser Preferred Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Purchaser Preferred Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

           (d)  No Liability.  Notwithstanding anything to the contrary in this
                ------------
Section 1.7, neither the Purchaser nor the Surviving Corporation shall be liable to a holder of shares of Purchaser Preferred Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law following the passage of time specified therein.

     1.8   No Further Ownership Rights in Company Common Stock.  All shares of
           ---------------------------------------------------
Purchaser Preferred Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9   Lost, Stolen or Destroyed Certificates.  In the event that any
           --------------------------------------
Certificates shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Purchaser Preferred Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6 and any dividends or distributions payable pursuant to Section 1.7(b); provided, however, that Purchaser may, in its sole and absolute discretion and as a condition precedent to the issuance of such certificates representing shares of Purchaser Preferred Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.10  Tax and Accounting Consequences
           -------------------------------

           (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

           (b) It is intended by the parties hereto that the Merger shall be treated as a purchase for accounting purposes.

     1.11  Taking of Necessary Action; Further Action.  If, at any time after
           ------------------------------------------
the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub immediately prior to the Effective Time will take all such lawful and necessary action.

                                  ARTICLE II

          REPRESENTATIONS AND WARRANTIES OF INDIRECT PARENT, SECOND INTERMEDIARY PARENT, FIRST INTERMEDIARY PARENT, PARENT AND COMPANY

     As of the date hereof and as of the Closing Date, the Indirect Parent, Second Intermediary Parent, First Intermediary Parent, Parent and Company represent and warrant to Purchaser and Merger Sub, jointly and severally, subject to such exceptions as are disclosed in writing in the disclosure letter supplied by Indirect Parent, Second Intermediary Parent, First Intermediary Parent, Parent and Company to Purchaser dated as of the date hereof and certified by duly authorized officers of Indirect Parent, Second Intermediary Parent, First Intermediary Parent, Parent and Company (the "Company Schedule"), as follows ("Knowledge of the Company" means the knowledge of the Company, Parent, First Intermediary Parent, Second Intermediary Parent and Indirect Parent):

     2.1   Organization and Qualification; Subsidiaries.
           --------------------------------------------

           (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the assets it purports to own, operate or lease and to carry on its business as it is now being conducted except where the failure to have such Approvals would not have a Material Adverse Effect on the Company.

           (b) Company has no subsidiaries. Company does not directly or indirectly own nor is it a party to any agreement to own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

     2.2   Certificate of Incorporation and Bylaws.  Company has previously
           ---------------------------------------
furnished to Purchaser a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date (together, the "Company Charter Documents"). Such Company Charter Documents are in full force and effect. Company is not in violation of any of the provisions of the Company Charter Documents.

     2.3   Capitalization.
           --------------

           (a) The authorized capital stock of Company consists of 750,000 shares of Company Common Stock, with no par value per share. At the close of business on the date of this Agreement (i) 100 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and owned by Percussion (Chrysallis), Inc.; (ii) no shares of Company Common Stock were available or reserved for issuance pursuant to any stock option plans, employee stock plan or upon conversion of any warrants or other rights; and all 100 shares of issued and outstanding Company Common Stock were held by Parent. Company does not have any subsidiaries or an equity stake in any other entity.

     2.4   Authority Relative to this Agreement.  Company has all necessary
           ------------------------------------
corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Purchaser and Merger Sub, constitutes a legal and binding obligation of Company, enforceable against Company in accordance with its terms, except (i) as may be limited by (x) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (y) the effect of rules of law governing the availability of equitable remedies and (ii) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.

     2.5   No Conflict; Required Filings and Consents.
           ------------------------------------------

           (a) The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company shall not, (i) conflict with or violate the Company Charter Documents, (ii) subject to compliance with the requirements set forth in Section 2.5(b) below, to the Knowledge of the Company, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company is a party or by which Company or its properties are bound or affected, except in any case for such conflicts, violations, breaches, defaults or other occurrences that could not reasonably be expected to have a Material Adverse Effect on the Company.

           (b) The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "Governmental Entity"), except for applicable requirements, if any, of the pre-merger notification requirements (the "HSR Approval") of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the rules and regulations thereunder, and the filing and recordation of the Merger Documents as required by the Corporate Code and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not otherwise have a Material Adverse Effect.

     2.6   Compliance; Permits.
           -------------------

           (a)  Company is not in conflict with, or in default or violation of,
(i) any law, rule, regulation, order, judgment or decree applicable to Company or by which its properties are bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company is a party or by which Company or its properties are bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not cause the Company to lose any material benefit or incur any material liability. No investigation or review by any governmental or regulatory body or authority is pending or, to the Knowledge of the Company, threatened against Company, nor has any governmental or regulatory body or authority indicated to the Company an intention to conduct the same.

           (b) Company holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities, including without limitation the Food and Drug Administration and the United States Department of Agriculture, which are material to operation of the business of Company taken as a whole as it is now being conducted (collectively, the "Company Permits"). Company is in compliance in all material respects with the terms of the Company Permits.

     2.7   Financial Statements.
           --------------------

           (a) The Company has provided to Purchaser's auditors all relevant information for the preparation of its (i) audited consolidated financial statements for the fiscal years ended December 31, 1997, 1998 and 1999, and (ii) unaudited financial statements for the period ended June 30, 2000 (collectively and as amended, the "Company Reports"), and Company, Parent, First Intermediary Parent, Second Intermediary Parent and Indirect Parent have reviewed the Company Reports.

           (b) Each of the financial statements presents fairly, to the Knowledge of the Company, in all material respects, the financial position of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject to normal and recurring year-end adjustments which did not have and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect).

           (c) Except as and to the extent set forth or reserved against on the balance sheet of the Company as reported in the Company Reports, including the notes thereto, to the Knowledge of the Company, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except (i) liabilities provided for in Company's balance sheet as of June 30, 2000; or (ii) liabilities incurred since June 30, 2000 in the ordinary course of business none of which is material to the business, results of operations or financial condition of the Company.

     2.8   Absence of Certain Changes or Events.  Since June 30, 2000 (the
           ------------------------------------
"Reference Balance Sheet Date"), the business of the Company has been conducted by Company, Indirect Parent and Parent in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, since the Reference Balance Sheet Date, the Company has not:

                (i) knowingly permitted or allowed any of the assets or properties (whether tangible or intangible) of the Company to be subjected to any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership ("Encumbrance"), other than such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable which are not in excess of $50,000 in the aggregate; (b) Encumbrances imposed by law, such as mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $10,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and
(d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property or assets that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable, (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes and (iv) Encumbrances that could not reasonably be expected to have a Material Adverse Effect ("Permitted Encumbrances") and Encumbrances that will be released at or prior to the Closing;

                (ii) made any loan to, guaranteed any indebtedness for borrowed money of or otherwise incurred any indebtedness for borrowed money on behalf of any Person other than payroll, travel guaranties and other advances made in the ordinary course of business;

                (iii) failed to pay any creditor any material amount owed to such creditor when due except as may be in accordance with the ordinary course of business consistent with past practice;

                (iv) made any capital expenditure or commitment of any capital expenditure in excess of $25,000 individually or $100,000 in the aggregate;

                (v) issued any sales orders or otherwise entered into an agreement that requires the Company to make any purchases involving payments by the Company in excess of $25,000 individually or $100,000 in the aggregate;

                (vi) sold, transferred, leased, subleased, licensed or otherwise disposed of any Intellectual Property, other than the sale of Inventories in the ordinary course of business consistent with past practice;

                (vii) issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in, the Company;

                (viii) entered into any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Person);

                (ix) (A) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company to any of its employees, consultants or directors or (B) established or increased or promised to increase any benefits under any Indirect Parent or Parent employee benefit or option plans, in either case except as required by law or any collective bargaining agreement or involving ordinary increases in the ordinary course of business consistent with the past practices of the Company;

                (x) amended, terminated, cancelled or compromised any material claims of the Company or waived any other rights of substantial value to the Company or settled any material litigation;

                (xi) amended or modified in any material respect, or consented to the termination of, any Material Contract (as defined below) or the Company's rights thereunder;

                (xii) amended or restated the certificate of incorporation or the bylaws (or other organizational documents) of the Company;

                (xiii) made any express or deemed election (other than as set forth on the Company's tax returns) or settled or compromised any material liability, with respect to Taxes (as defined in Section 8.1) of the Company;

                (xiv) suffered any Material Adverse Effect; or

                (xv) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 2.8 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 2.8, except as expressly contemplated by this Agreement.

          For purposes of this Agreement, the term "Person" shall mean any individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

          For purposes of this Agreement, the term "Inventories" shall mean all inventory, merchandise, finished goods, raw materials, packaging and supplies of the Company.

          For purposes of this Agreement, the term "Material Contracts" shall mean the following contracts and agreements (including, without limitation, oral and informal arrangements) of the Company:

                (i) each contract, agreement, invoice, purchase order and other arrangement, for the purchase of Inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company or otherwise related to the business of the Company under the term of which the Company (A) is likely to pay or otherwise give consideration of more than $10,000 in the aggregate during the calendar year ended December 31, 2000,
(B) is likely to pay or otherwise give consideration of more than $10,000 in the aggregate over the remaining term of such contract, or (C) cannot be cancelled by the Company without penalty or further payment and without more than 90 days' notice;

                (ii) each contract, agreement, invoice, sales order and other arrangement, for the sale of Inventory or other personal property or for the furnishing of services by the Company which: (A) is likely to involve consideration of more than $10,000 in the aggregate during the calendar year ended December 31, 2000, (B) is likely to involve consideration of more than $10,000 in the aggregate over the remaining term of the contract, or (C) cannot be cancelled by the Company without penalty or further payment and without more than 90 days' notice;

                (iii) all broker, distributor, label group, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company is a party involving the payment of more than $10,000 during the calendar year ended December 31, 2000 and which are not cancelable without penalty or further payment and without more than 90 days' notice;

                (iv) all management contracts, and contracts with independent contractors, consultants or employees (or similar arrangements) to which the Company is a party which are not cancelable without penalty or further payment and without more than 30 days' notice;

                (v) all contracts and agreements relating to indebtedness of the Company;

                (vi) all agreements relating to Intellectual Property, including all licenses and sublicenses thereof, but excluding shrink wrap and other commodity type licenses;

                (vii) all contracts and agreements with any Governmental Entity to which the Company is a party;

                (viii) all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

                (ix) all contracts and agreements between or among the Company and any Affiliate of the Company, including any shareholder agreements;

                (x) all contracts and agreements for providing benefits to Company employees, consultants or directors under any Indirect Parent or Parent employee benefit or option plans;

                (xi) all contracts and agreements of indemnification or any guaranty;

                (xii) all dealer, distributor, joint marketing or development contracts and agreements currently in force under which Company has continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, and all contracts and agreements pursuant to which Company has continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company and which may not be canceled without penalty upon notice of ninety (90) days or less;

                (xiii) all contracts, agreement and commitments currently in force to license any third party to manufacture or reproduce any Company product, service or technology or any contract, agreement and commitment currently in force to sell or distribute any Company products, service or technology except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Purchaser; and

                (xiv) all other contracts and agreements, whether or not made in the ordinary course of the business, which are material to the Company, taken as a whole, or the conduct of the business, or the absence of which would have a Material Adverse Effect.

          For purposes of this Agreement, the term "Regulations" means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

     2.9   Absence of Litigation.  There are no claims, actions, suits or
           ---------------------
proceedings pending or, to the Knowledge of the Company, threatened (or, to the Knowledge of the Company, any governmental or regulatory investigation pending or threatened) against Company or any properties or rights of Company, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

     2.10  Employee Benefit Plans.  For purposes of this Section 2.10, the
           ----------------------
following terms shall have the meanings set forth below:

                (i)  "Affiliate" shall mean any person or entity under common
                      ---------
control with the Company within the meaning of Code Section 414(b), (c), (m) or
(o).

                (ii) "COBRA" shall mean the Consolidated Omnibus Budget
                      -----
Reconciliation Act of 1985, as amended.

                (iii)  "Code" shall mean the Internal Revenue Code of 1986, as
                        ----
amended.

                (iv) "Employee" shall mean any former or active employee,
                      --------
consultant, or director of the Company.

                (v)  "Employee Plan" shall mean each plan, program, policy,
                      -------------
practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of ERISA Section 3(3), (each a "Plan") which is or has been maintained, contributed to, or required to be contributed to, by the Indirect Parent, Parent or any Affiliate for the benefit of any Employee or for which the Company has or may have any liability or obligation.

                (vi) "ERISA" shall mean the Employee Retirement Income Security
                      -----
Act of 1974, as amended.

           (b) (i) Each Employee Plan has been maintained in all material respects in compliance with its terms and with all applicable requirements of law (including the Code and ERISA). Indirect Parent, Second Intermediary Parent, First Intermediary Parent, Parent and the Company have performed in all material respects all obligations required to be performed by each of them under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Employee Plan; (ii) Each Employee Plan intended to qualify under Code Section 401(a) and each trust intended to qualify under Code
Section 501(a) has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Employee Plan;

           (c)  (i)  No "prohibited transaction," within the meaning of Code
Section 4975 or ERISA Sections 406 and 407, and not otherwise exempt under Code
Section 4975 or ERISA Section 408 (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (ii) Neither Company nor any Affiliate has at any time maintained, established, sponsored, participated in, or contributed to any Employee Plan subject to Title IV of ERISA or Code Section 412; (iii) Neither Company nor any Affiliate has been required to contribute or contributed to any "multiemployer plan," as defined in ERISA Section 3(37); and (iv) Neither Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to any "multiple employer plan," as defined in Code Section 413(c).

           (d) (i) Neither Company nor any Affiliate has in any material respect violated any of the health care continuation requirements of COBRA with respect to any Employee; (ii) None of the Employee Plans provides, reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and Indirect Parent, Parent and the Company have never represented, promised, or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with retiree health, except to the extent required by statute.

           (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Company under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     2.11  Employees.  Section 2.11 of the Company Schedule lists the name,
           ---------
place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise) in 1999 and 2000, the date of employment and job title of each current salaried employee, officer, director, consultant or agent of the Company.

     2.12  Material Contracts.
           ------------------

           (a) Each Material Contract: (i) is legal, valid and binding on the respective parties thereto and is in full force and effect, and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence except in a situation where the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. The Company is not in breach of, or default under, any Material Contract, except in any such case for breaches or defaults that could not reasonably be expected to have a Material Adverse Effect.

           (b) To the best Knowledge of the Company, no other party to any Material Contract is in material breach thereof or default thereunder.

     2.13  Guaranties, Intercompany Contracts.  Except in respect of the lease
           ----------------------------------
noted in Section 6.11 hereof, neither the Company, Indirect Parent, First Intermediary Parent, Second Intermediary Parent, nor Direct Parent is a party to any guaranty, and no Person is a party to any guaranty, for the benefit of the Company. Except for the lease noted in Section 6.11 hereof, there are no contracts or agreements between Company and Indirect Parent, First Intermediary Parent, Second Intermediary Parent, or Parent.

     2.14  Restrictions on Business Activities.  To the Knowledge of the
           -----------------------------------
Company, there is no agreement, commitment, judgment, injunction, order or decree binding upon Indirect Parent, Parent or Company or to which the Company, Indirect Parent or Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company, any acquisition of property by Company or the conduct of business by Company as currently conducted, except for any prohibition or impairment that could not reasonably be expected to have a Material Adverse Effect.

     2.15  Environmental Matters.  The Indirect Parent, Second Intermediary
           ---------------------
Parent, First Intermediary Parent, Parent and Company are, to their collective knowledge, not in violation of any applicable laws relating to the protection of the environment ("Environmental Laws"); all past noncompliance, if any, of the Company, Indirect Parent or Parent with respect to Environmental Laws, known to the Company, Indirect Parent, Second Intermediary Parent, First Intermediary Parent or Parent has been resolved without any pending, ongoing or future obligation, cost or liability; and neither the Company, Indirect Parent, Second Intermediary Parent, First Intermediary Parent nor Parent, to their collective knowledge, have released any hazardous materials to or from any real property currently, or within the two year period preceding the date hereof, owned, leased or occupied by the Company, Indirect Parent or Parent except in compliance with all Environmental Laws.

     2.16  Intellectual Property.  For the purposes of this Agreement, the
           ---------------------
following terms have the following definitions:

     "Intellectual Property" shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (iv) all databases and data collections and all rights therein; and (v) any similar or equivalent rights to any of the foregoing (as applicable).

     "Company Intellectual Property" shall mean any Intellectual Property that is owned by, or licensed to, Company and the Intellectual Property that is the subject of the license agreement attached hereto as Exhibit C as
                                                             ---------
     amended (and any continuations, continuations-in-part and improvements thereof).

     "Registered Intellectual Property" means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

     "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

     "Company Products" means all products or service offerings of the Company.

           (a) Section 2.16(a) of the Company Schedule contains a list of all Company Registered Intellectual Property.

           (b) To the Knowledge of the Company, no Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

           (c) Company owns and has good and exclusive title to, each material item of Company Intellectual Property owned by it free and clear of any lien or encumbrance (including non-exclusive licenses). Without limiting the foregoing:
Company is the exclusive owner or licensee of all patents, copyrights, trademarks and trade names used in connection with the operation or conduct of the business of Company, including the sale, distribution or provision of any Company Products by Company.

           (d) To the extent that any material technology, software or Intellectual Property has been developed or created independently or jointly by a third party for Company and is incorporated into any of the Company Products, Company has a written agreement with such third party with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

           (e) Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was in the last year material Company Intellectual Property, to any third party, or knowingly permitted Company's rights in such material Company Intellectual Property to lapse or enter the public domain.

           (f) Section 2.16(f) of the Company Schedule lists all material contracts, licenses and agreements to which Company is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Company.

           (g) All material contracts, licenses and agreements relating to either (i) Company Intellectual Property or (ii) between the Company and a third party relating to Intellectual Property of a third party licensed to Company, are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Company is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the Knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Neither Indirect Parent nor Parent is aware of any fact that would prevent the Surviving Corporation following the Closing Date from exercising all of Company's rights under such contracts, licenses and agreements to the same extent Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Purchaser or Merger Sub by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in (i) either Purchaser's or the Merger Sub's granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, either of them, (ii) either the Purchaser's or the Merger Sub's being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) either the Purchaser's or the Merger Sub's being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Purchaser or Merger Sub, respectively, prior to the Closing.

           (h) The operation of the business of the Company as such business currently is conducted, including (i) Company's design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Company (including Company Products ) and (ii) the Company's use of any product, device or process in connection with the foregoing, has not, does not and, to the Knowledge of the Company, will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

           (i) Company has not received notice from any third party that the operation of the business of Company or any product or service of Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

           (j) To the Knowledge of the Company, Parent, Indirect Parent, First Intermediary Parent, and Second Intermediary Parent, no person has or is infringing or misappropriating any Company Intellectual Property.

           (k) Company has taken reasonable steps to protect Company's rights in Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company, and, without limiting the foregoing, Company has and uses its best efforts to enforce a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Purchaser and all current and former employees and contractors of Company have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Company.

     2.17  Board Approval.  The Board of Directors of Company has, as of the
           --------------
date of this Agreement unanimously (i) approved this Agreement and the transactions contemplated hereby and (ii) determined that the Merger is in the best interests of the stockholders of Company and is on terms that are fair to such stockholders.

     2.18  Assets.  At the Closing, the Company shall have right, title or
           ------
interest in and to such assets (tangible and intangible) necessary to manufacture, develop and sell the Company Products as currently manufactured, developed and sold by the Company.


                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF PARENTAL ENTITIES
                              AND INDIRECT PARENT

A. As of the date hereof and as of the Closing Date, Parent, First Intermediary Parent and Second Intermediary Parent (each a "Parental Entity" and together "Parental Entities" for purposes of this Article III) represent and warrant to Purchaser and Merger Sub, subject to such exceptions as are disclosed in writing in the disclosure letter supplied by Parent, First Intermediary Parent and Second Intermediary Parent to Purchaser dated as of the date hereof and certified by a duly authorized officer of each of Parent, First Intermediary Parent and Second Intermediary Parent (the "Parent Schedule"), as follows:

     3.1  Organization and Qualification of the Parental Entities.  Each
          -------------------------------------------------------
Parental Entity is a corporation duly organized, validly existing and in good standing under the laws of Canada in the case of Parent, and Delaware in the case of First Intermediary Parent and Second Intermediary Parent, the jurisdictions of their incorporation, and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Parental Entity is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business makes such qualification or licensing necessary and where the failure to so qualify would have a Material Adverse Effect.

     3.2  Authority of the Parental Entities Relative to this Agreement.  Each
          -------------------------------------------------------------
Parental Entity has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Parental Entity and the consummation by each Parental Entity of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each Parental Entity and no other corporate proceedings on the part of any of the Parental Entities are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by each Parental Entity and, assuming the due authorization, execution and delivery by Purchaser and Merger Sub, constitutes legal and binding obligations of each Parental Entity, enforceable against each Parental Entity in accordance with their respective terms, except (i) as may be limited by (x) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (y) the effect of rules of law governing the availability of equitable remedies and
(ii) as rights to indemnity or contribution may be limited under federal, state or provincial securities laws or by principles of public policy thereunder. Second Intermediary Parent has executed an irrevocable written consent voting all of its shares of First Intermediary Parent's capital stock in favor of the Merger. Second Intermediary Parent has good and marketable title to and is the legal and beneficial owner of all the outstanding shares of First Intermediary Parent's capital stock free and clear of any Encumbrance. First Intermediary Parent has executed an irrevocable written consent voting all of its shares of Parent's capital stock in favor of the Merger. First Intermediary Parent has good and marketable title to and is the legal and beneficial owner of all the outstanding shares of Parent's capital stock free and clear of any Encumbrance. Parent has executed an irrevocable written consent voting all of its shares of Company Common Stock in favor of the Merger. Parent has good and marketable title to and is the legal and beneficial owner of all the outstanding shares of Company Common Stock free and clear of any Encumbrance.

     3.3   No Conflict; Required Filings and Consents of the Parental Entities.
           -------------------------------------------------------------------

          (a) The execution and delivery of this Agreement by each Parental Entity do not, and the performance of this Agreement by each Parental Entity shall not, (i) conflict with or violate the organizational documents of any of the Parental Entities, (ii) subject to compliance with the requirements set forth in Section 3.3(b) below, to the knowledge of each Parental Entity, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to any Parental Entity or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair any Parental Entities's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of any Parental Entity pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any Parental Entity is a party or by which any Parental Entity or its properties are bound or affected, except in any case for such conflicts, violations, breaches, defaults or other occurrences that could not reasonably be expected to have a Material Adverse Effect on the Company.

          (b) The execution and delivery of this Agreement by each Parental Entity do not, and the performance of this Agreement by any Parental Entity shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements, if any, of the HSR Approval of the HSR Act and of foreign Governmental Entities and the rules and regulations thereunder, and the filing and recordation of the Merger Documents as required by the Corporation Codes and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not otherwise have a Material Adverse Effect on the Company.

     3.4   Parental Entities Brokers.  No broker, finder or investment banker is
           -------------------------
entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of any Parental Entity.

     3.5  Intellectual Property of the Parent Entities.
          --------------------------------------------

          (a) no Parental Entity has disclosed any portion of the Company's Intellectual Property to any third party and has not violated any confidentiality or use restrictions regarding the Company's Intellectual Property.

           (b) no Parental Entity is aware of any third party rights that are or may be infringed by products currently or previously manufactured, used, or sold by the Company.

           (c) no Parental Entity has filed any patent application or obtained any issued patent covering any technology invented, created or developed solely by the Company, or invented, created or developed jointly by any Parental Entity and the Company.

           (d) No patent or patent application filed by, issued to or assigned to any Parental Entity identifies any current or former employee of the Company as an inventor.

           (e) No Parental Entity is aware of any Parental Entity patent or patent application which covers technology used in products manufactured by the Company.

B. As of the date hereof and as of the Closing Date, the Indirect Parent represents and warrants to Purchaser and Merger Sub, subject to such exceptions as are disclosed in writing in the disclosure letter supplied by Indirect Parent to Purchaser dated as of the date hereof and certified by a duly authorized officer of Indirect Parent (the "Indirect Parent Schedule"), as follows:

     3.6   Organization and Qualification of Indirect Parent.  Indirect Parent
           -------------------------------------------------
is a corporation duly organized, validly existing and in good standing under the laws of Canada, the jurisdiction of its incorporation, and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Indirect Parent or its Affiliates is qualified or licensed to do business as a foreign or extra-provincial corporation, and is in good standing, in each jurisdiction where the nature of their business makes such qualification or licensing necessary and where the failure to so qualify would have a Material Adverse Effect.

     3.7   Authority of Indirect Parent Relative to this Agreement.  Indirect
           -------------------------------------------------------
Parent has all necessary corporate power and authority to execute and deliver this Agreement and the Strategic Relationship Agreement attached hereto as Exhibit B and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Indirect Parent and the consummation by Indirect Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Indirect Parent and no other corporate proceedings on the part of Indirect Parent are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Indirect Parent and, assuming the due authorization, execution and delivery by Purchaser and Merger Sub, constitutes legal and binding obligations of Indirect Parent, enforceable against Indirect Parent in accordance with their respective terms, except (i) as may be limited by (x) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (y) the effect of rules of law governing the availability of equitable remedies and (ii) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder. Indirect Parent has taken corporate action to cause Parent to execute an irrevocable written consent voting all of its shares of Company Common Stock in favor of the Merger. Indirect Parent has good and marketable title to and is the legal and beneficial owner of all the outstanding shares of capital stock of Parent free and clear of any Encumbrance.

     3.8   No Conflict; Required Filings and Consents of Indirect Parent.
           -------------------------------------------------------------

           (a) The execution and delivery of this Agreement by Indirect Parent do not, and the performance of this Agreement by Indirect Parent shall not, (i) conflict with or violate the Indirect Parent organizational documents, (ii) subject to compliance with the requirements set forth in Section 3.8(b) below, to the knowledge of Indirect Parent, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Indirect Parent or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Indirect Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Indirect Parent pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Indirect Parent is a party or by which Indirect Parent or its properties are bound or affected, except in any case for such conflicts, violations, breaches, defaults or other occurrences that could not reasonably be expected to have a Material Adverse Effect on the Company.

           (b) The execution and delivery of this Agreement by Indirect Parent do not, and the performance of this Agreement by Indirect Parent shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements, if any, of the HSR Act and of foreign Governmental Entities and the rules and regulations thereunder, the rules and regulations of Nasdaq, and the filing and recordation of the Merger Documents as required by the Corporation Codes and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not otherwise have a Material Adverse Effect on the Company.

     3.9   Indirect Parent Brokers.  No broker, finder or investment banker is
           -----------------------
entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Indirect Parent.

     3.10  Intellectual Property of Indirect Parent.
           ----------------------------------------

           (a) Indirect Parent has not disclosed any portion of the Company's Intellectual Property to any third party and has no violated any confidentiality or use restrictions regarding the Company's Intellectual Property.

           (b) Indirect Parent is not aware of any third party rights that are or may be infringed by products currently or previously manufactured, used, or sold by the Company.

           (c) Indirect Parent has not filed any patent application or obtained any issued patent covering any technology invented, created or developed solely by the Company, or invented, created or developed jointly by Indirect Parent and the Company.

           (d) No patent or patent application filed by, issued to or assigned to Indirect Parent identifies any current or former employee of the Company as an inventor.

Indirect Parent is not aware of any Indirect Parent patent or patent application which covers technology used in products manufactured by the Company.
3.11  Experience

     3.11. Experience.  Indirect Parent has substantial experience in evaluating
           ----------
and investing in private placement transactions of securities in companies similar to Purchaser so that it is capable of evaluating the merits and risks of its investment in Purchaser and has the capacity to protect its own interests.

     3.12  Investment.  Indirect Parent is acquiring the Purchaser Preferred
           ----------
Stock and the Purchaser Common Stock issuable upon conversion thereof for its own account, not as a nominee or agent, and not with the present view to, or for resale in connection with, any public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act. It understands that the Purchaser Preferred Stock and the Purchaser Common Stock issuable upon conversion thereof to be purchased have not been, and will not be, registered under the Securities Act and are being sold to it by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the accuracy of Indirect Parent's representations as expressed herein.

     3.13  Rule 144.  Indirect Parent acknowledges that the Purchaser Preferred
           --------
Stock and the Purchaser Common Stock issuable upon conversion thereof must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available, including Rule 144. It is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions contained in such rules.

     3.14  No Public Market.  Indirect Parent understands that no public market
           ----------------
now exists for any of the securities issued by the Purchaser and that the Purchaser has made no assurances that a public market will ever exist for the Purchaser's securities.

     3.15  Access to Data.  Indirect Parent has had an opportunity to discuss
           --------------
the Purchaser's business, technology, management and financial affairs with its management. It has also had an opportunity to ask questions of officers of the Purchaser. It understands that such discussions, as well as any written information issued by the Purchaser, were intended to describe certain aspects of the Purchaser's business and prospects but were not a thorough or exhaustive description.

     3.16  Economic Risk.  Indirect Parent understands that the Purchaser has a
           -------------
very limited financial and operating history and that an investment in the Purchaser involves substantial risks. The Indirect Parent understands all of the risks related to the purchase of the Purchaser Preferred Stock and the Purchaser Common Stock issuable upon conversion thereof. The Indirect Parent further understands that the purchase of the Purchaser Preferred Stock and the Purchaser Common Stock issuable upon conversion thereof will be a highly speculative investment. The Indirect Parent is able, without impairing the Investor's financial condition, to hold the Purchaser Preferred Stock and the Purchaser Common Stock issuable upon conversion thereof for an indefinite period of time and to suffer a complete loss of the its investment.

     3.17  Accredited Investor; Foreign Investor.  Indirect Parent represents
           -------------------------------------
that it is an accredited investor within the meaning of Regulation D under the Securities Act. Indirect Parent represents it is not a U.S. citizen and shall be deemed a Foreign Investor within the meaning of Regulation S under the Securities Act.

     3.18  Tax Liability.  Indirect Parent has reviewed with its own tax
           -------------
advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Indirect Parent relies solely on such advisors and not on any statements or representations of the Purchaser or any of its agents.


                                  ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

     As of the date hereof and as of the Closing Date, Purchaser and Merger Sub jointly and severally represent and warrant to Company and Parent, subject to such exceptions as are disclosed in writing in the disclosure letter supplied by Purchaser to Company and Parent dated as of the date hereof and certified by a duly authorized officer of Purchaser (the "Purchaser Schedule"), as follows:

     4.1   Organization and Qualification; Subsidiaries.  Each of Purchaser and
           --------------------------------------------
its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. Each of Purchaser and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. Each of Purchaser and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Purchaser.

     4.2  Certificate of Incorporation and Bylaws.  Purchaser has previously
          ---------------------------------------
furnished to Company and Parent complete and correct copies of its Certificate of Incorporation and Bylaws, as amended to date (together the "Charter Documents"). Such Purchaser Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Purchaser is not in violation of any of the provisions of the Purchaser Charter Documents, and no subsidiary of Purchaser is in violation of any of its equivalent organizational documents.

     4.3   Capitalization.  The authorized capital stock of Purchaser consists
           --------------
of (i) 40,000,000 shares of common stock, par value $0.001 per share ("Purchaser Common Stock"), and 23,846,501 shares of preferred stock, par value $0.001 per share. At the close of business on August 31, 2000, (i) 4,502,132 shares of purchaser common stock and 6,606, 200,000, 5,041,539, 6,678,791, 7,194,113, and
no shares of purchaser's Series A, B, C, D, E, and F Preferred Stocks, respectively, were issued and outstanding, (ii) no shares of such common stock were held in treasury by Purchaser or by subsidiaries of Purchaser, and (iii) as of August 31, 2000, 3,000,000 shares of Purchaser common stock were reserved for issuance pursuant to Purchaser's 1996 Stock Plan ("Purchaser's Stock Option Plan"), and an aggregate of 177,387 common stock and 115,383 Series C Preferred Stock shares were subject to warrants. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value, all of which, as of the date hereof, are issued and outstanding. All of the outstanding shares of Purchaser's and Merger Sub's respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Purchaser Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall, and the shares of Purchaser Preferred Stock to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock (other than directors' qualifying shares) of each of Purchaser's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares) are owned by Purchaser or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Purchaser's voting rights, charges or other encumbrances of any nature whatsoever. Except as set forth in this Section, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Purchaser [or any of its subsidiaries] is a party or by which it is bound obligating Purchaser or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Purchaser or any of its subsidiaries or obligating the Purchaser of any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Purchaser or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of Purchaser or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

     4.4   Authority Relative to this Agreement.  Each of Purchaser and Merger
           ------------------------------------
Sub has all necessary corporate power and authority to execute and deliver this Agreement and the Strategic Relationship Agreement attached hereto as Exhibit B, and to perform its obligations hereunder and thereunder and, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser and Merger Sub, and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize this Agreement, or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub and, assuming the due authorization, execution and delivery by Company and the approval of the Amended and Restated Certificate of Incorporation attached hereto as Exhibit A by the requisite vote of the stockholders of Purchaser, constitute legal and binding obligations of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with its terms.

     4.5   No Conflict; Required Filings and Consents.
           ------------------------------------------

           (a) The execution and delivery of this Agreement by Purchaser and Merger Sub do not, and the performance of this Agreement by Purchaser and Merger Sub shall not, (i) conflict with or violate the Certificate of Incorporation, Bylaws or equivalent organizational documents of Purchaser or any of its subsidiaries, (ii) subject to compliance with the requirements set forth in
Section 4.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Purchaser or any of its subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Purchaser's or any such subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Purchaser or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser or any of its subsidiaries is a party or by which Purchaser or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses (ii) or (iii) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser.

           (b) The execution and delivery of this Agreement by Purchaser and Merger Sub do not, and the performance of this Agreement by Purchaser and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except for filing of the Amended and Restated Certificate of Incorporation attached hereto as Exhibit A
                                                                     ---------
with and acceptance thereof by the Secretary of the State of Delaware and (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws"), the pre-merger notification requirements (the "HSR Approval") of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the rules and regulations thereunder, and the filing and recordation of the certificate of merger as required by the Corporation Codes and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (x) would not prevent consummation of the Merger or otherwise prevent Purchaser or Merger Sub from performing their respective obligations under this Agreement or (y) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser.

     4.6   Financial Statements.
           --------------------

           (a) Purchaser has made available to Company a correct and complete copy of its audited financial statements for the fiscal years ended December 31, 1997, 1998 and 1999 and unaudited financial statements for the period ended June 30, 2000.

           (b) Each set of financial statements (including, in each case, any related notes thereto) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and each presented fairly in all material respects the consolidated financial position of Purchaser and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

           (c) Since Purchaser's balance sheet dated June 30, 2000, and until the date hereof, there has not occurred any Material Adverse Effect on Purchaser.

     4.7   Absence of Litigation.  There are no claims, actions, suits or
           ---------------------
proceedings pending or, to the knowledge of each of Purchaser and Merger Sub, threatened (or, to the knowledge of each of Purchaser and Merger Sub, any governmental or regulatory investigation pending or threatened) against Purchaser, Merger Sub or any other subsidiary of Purchaser or any properties or rights of Purchaser, Merger Sub or any other subsidiary of Purchaser, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

     4.8  Environmental Matters.  Except as disclosed in Section 4.8 of the
          ---------------------
Purchaser Schedule, (i) the Purchaser, Merger Sub or any other subsidiary of Purchaser are in material compliance with all applicable laws relating to pollution and environment; all past noncompliance, if any, of the Purchaser, Merger Sub or any other subsidiary of Purchaser with respect to such laws or environmental related permits, known to the Purchaser has been resolved without any pending, ongoing or future obligation, cost or liability; and (iii) neither the Purchaser, Merger Sub nor any other subsidiary of Purchaser has released any hazardous materials to or from, any real property currently or within the two year period preceding the date hereof, owned, leased or occupied by the Purchaser, Merger Sub or any other subsidiary of Purchaser, in violation of any environmental related laws.

     4.9  Board Approval.  The Boards of Directors of each of Purchaser and
          --------------
Merger Sub have, as of the date of this Agreement unanimously (i) approved this Agreement and the transactions contemplated hereby and (ii) determined that the Merger is in the best interests of the stockholders of each of Purchaser and Merger Sub and is on terms that are fair to such stockholders.

     4.10  No Undisclosed Liabilities.  Neither Purchaser, Merger Sub or any
           --------------------------
other subsidiary of Purchaser has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except (i) liabilities provided for in Purchaser's balance sheet as of June 30, 2000 or (ii) liabilities incurred since June 30, 2000 in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Purchaser and its subsidiaries, taken as a whole.

     4.11  Compliance.
           ----------

           (a) Neither Purchaser, Merger Sub nor any other subsidiary of Purchaser is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Purchaser, Merger Sub or any other subsidiary of Purchaser or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser, Merger Sub or any other subsidiary of Purchaser is a party or by which Purchaser, Merger Sub or any other subsidiary of Purchaser or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not cause the Purchaser to lose any material benefit or incur any material liability. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Purchaser, threatened against Purchaser, Merger Sub or any other subsidiary of Purchaser, nor has any governmental or regulatory body or authority indicated to the Purchaser an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Purchaser, Merger Sub or any other subsidiary of Purchaser, any acquisition of material property by the Purchaser, Merger Sub or any other subsidiary of Purchaser or the conduct of business by the Purchaser, Merger Sub or any other subsidiary of Purchaser.

           (b) Purchaser has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of Purchaser and believes that it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. Purchaser is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

     4.12  Brokers.  No broker, finder or investment banker (other than
           -------
Prudential Securities Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Purchaser.

     4.13  Absence of Certain Changes or Events.  Since June 30, 2000, (i) the
           ------------------------------------
business of the Purchaser and its subsidiaries has been conducted in the ordinary course of business consistent with past practice and (ii) there has not occurred any event, development or change which, individually or in the aggregate, has resulted in or is reasonably likely to result in a Material Adverse Effect on Purchaser.

     4.14  Intellectual Property.  For the purposes of this Agreement,
           ---------------------
"Purchaser Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Purchaser and its subsidiaries. The operation of the business of Purchaser and its subsidiaries as such business currently is conducted, including (i) Purchaser's and its subsidiaries' design, development, manufacture, distribution, reproduction, marketing or sale of products or services of Purchaser and its subsidiaries, and (ii) Purchaser's use of any product, device or process, to its knowledge does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. Purchaser has not received notice from any third party that the operation of the business of Purchaser, any of its subsidiaries or any product or service of Purchaser, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

                                   ARTICLE V

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     5.1   Conduct of Business by Company, Indirect Parent, Second Intermediary
           --------------------------------------------------------------------
Parent, First Intermediary Parent and Parent.  During the period from the date
--------------------------------------------
of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Indirect Parent, Second Intermediary Parent, First Intermediary Parent and Parent shall cause the Company to and the Company shall, except to the extent that Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), carry on its business, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.

     In addition, except as permitted by the terms of this Agreement, and the transactions contemplated hereby, without the prior written consent of Purchaser, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, neither Indirect Parent, Second Intermediary Parent, First Intermediary Parent nor Parent shall permit the Company to, and Company shall not do any of the following:

           (a) With respect to Indirect Parent, Second Intermediary Parent, First Intermediary Parent or Parent, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans to any employee, consultant or director of the Company, except as provided for under this Agreement or the attached exhibits;

           (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Purchaser, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof or hire any new employees or consultants;

           (c) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future patent rights;

           (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

           (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company;

           (f) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares;

           (g) Cause, permit or propose any amendments to the Company Charter Documents;

           (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or alliances;

           (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets except sales of inventory in the ordinary course of business consistent with past practice;

           (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables by Indirect Parent, Second Intermediary Parent, First Intermediary Parent or Parent;

           (k) Adopt or amend any material employee policy or arrangement, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or, except in the ordinary course of business consistent with past practice, increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

           (l) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, or liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Company as provided to the Purchasers or incurred since the date of such financial statements, or
(ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Company is a party or of which Company is a beneficiary;

           (m) Make any individual or series of related payments outside of the ordinary course of business in excess of $10,000;

           (n) Except in the ordinary course of business consistent with past practice, modify, amend or terminate any Material Contract or agreement to which Company is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

           (o) Enter into, renew or materially modify any contracts, agreements, or obligations relating to the distribution, sale, license or marketing by third parties of Company's products or products licensed by Company other than renewals of existing nonexclusive contracts, agreements or obligations;

           (p) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

           (q) Incur or enter into any agreement, contract or commitment requiring Company to pay in excess of $10,000, excluding routine purchase orders consistent with past practices;

           (r)  Settle any material litigation;

           (s) Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Returns or any amendment to any Tax Return other than in a manner consistent with prior practices, enter into any closing agreement, settle any claim or assessment in respects of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

           (t) Agree in writing or otherwise to take any of the actions described in Section 5.1(a) through (s) above.

     5.2   Conduct of Business by Purchaser.  During the period from the date of
           --------------------------------
this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as permitted by the terms of this Agreement and except as provided in Section 5.2 of the Purchaser Schedule, without the prior written consent of Company, Purchaser shall not engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code or that could reasonably be expected to delay the Closing of the Merger.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1   Confidentiality; Access to Information.
           --------------------------------------

           (a) The parties acknowledge that Indirect Parent, Parent and Purchaser have previously executed a mutual nondisclosure agreement effective August 9, 2000 and that Company and Purchaser have entered such an agreement effective March 13, 2000 (together, the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

           (b)  Access to Information.  Company, Indirect Parent, Secondary
                ---------------------
Intermediary Parent, First Intermediary Parent and Parent will afford Purchaser and its accountants, counsel and other representatives, and Purchaser will afford Company and its accountants, counsel and other representatives, reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Company and Purchaser, respectively, during the period prior to the Effective Time to obtain all information concerning the business of the Company and Purchaser, respectively, including the status of product development efforts, properties, results of operations and personnel of Company and Purchaser, as Purchaser and Company may reasonably request. No information or knowledge obtained by Purchaser or Company in any investigation pursuant to this Section 6.1 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     6.2   Public Disclosure.  Purchaser, Merger Sub, Indirect Parent, Second
           -----------------
Intermediary Parent, First Intermediary Parent, Parent and Company will consult with each other and agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such agreement, except as may be required by law, or by regulation or policy of a securities regulatory authority or other Governmental Entity or any listing agreement with a securities exchange on which any of the Parties shares is listed, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement.

     6.3   Reasonable Efforts; Notification.  Upon the terms and subject to the
           --------------------------------
conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

           (a) Indirect Parent, Second Intermediary Parent, First Intermediary Parent, Parent and Company shall give prompt notice to Purchaser upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Indirect Parent, Second Intermediary Parent, First Intermediary Parent, Company or Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied; provided, however, that no such notification shall affect the representations,
--------  -------
warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

           (b) Purchaser shall give prompt notice to Company upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement has become untrue or inaccurate, or of any failure of Purchaser or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied; provided, however, that no such notification
                               --------  -------
shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     6.4   Employee Benefits.
           -----------------

           (a) The Company will not maintain, sponsor, participate in, or be obligated to contribute to any Employee Plan, including without limitation those Employee Plans (the "Parent-group Employee Plans") in which it participated prior to the Effective Time but which were not sponsored or maintained by the Company solely for the benefit of its employees, former employees or beneficiaries (the "Employees"), effective upon the Closing Date; and Indirect Parent, Second Intermediary Parent, First Intermediary Parent or Parent shall satisfy any and all of the Company's obligations and liabilities relating to, arising out of or resulting from its participation in the Employee Plans. Upon and following the Effective Time, the Company shall have no responsibility or liability for contributions, premiums, benefits, or other payments, or any other obligation, under any Employee Plan or any Plan of Indirect Parent, Second Intermediary Parent, First Intermediary Parent or Parent and as of the Closing date, shall terminate any Employee Plan it sponsored or maintained (but shall maintain any such Employee Plan up to the Closing Date).

           (b) Indirect Parent, Second Intermediary Parent, First Intermediary Parent, Parent and the Company agree that the Merger will result in, and constitute, a distribution event for the Employees under any Code Section 401(k) plan sponsored and maintained by the Company, Indirect Parent, Second Intermediary Parent, First Intermediary Parent or Parent. Indirect Parent, Second Intermediary Parent, First Intermediary Parent, Parent and the Company further agree that on or prior to the Closing Date, all accounts of Company employees participating in such 401(k) plan shall be fully vested. To the extent permitted by the Purchaser's 401(k) plan, Purchaser shall cause a tax-qualified defined contribution plan maintained by Purchaser or a subsidiary of Purchaser to accept rollovers from the 401(k) plan maintained for the benefit of employees of Company (the "Transferor Plan") in respect of distributions made on account of the transactions contemplated by this Agreement; provided however, Purchaser is reasonably satisfied that the Transferor Plan is qualified under Code Section 401(a) and that the trust is exempt under Code Section 501(a).

           (c) Parent, Second Intermediary Parent, First Intermediary Parent and Indirect Parent assume any and all liability relating to, arising out of, or resulting from non-compliance with or claims relating to COBRA (or similar state statute) attributable to Employees and any and all related Qualified Beneficiaries (as such term is defined in COBRA) with respect to qualifying events occurring at or prior to the Effective Time (including, without limitation, by reason of the transactions contemplated by this Agreement) under a Parent-group Employee Plan (as that term is defined at (b) above); provided, that Company shall cooperate with Parent, Second Intermediary Parent, First Intermediary Parent and Indirect Parent in facilitating the delivery by Parent, Second Intermediary Parent, First Intermediary Parent or Indirect Parent of required notices and other COBRA-related communications to Employees and Qualified Beneficiaries.

           (d) Parent, Second Intermediary Parent, First Intermediary Parent and Indirect Parent shall transfer to Purchaser (i) all records attributable to each Employee's participation in the flexible spending accounts (pursuant to Code Sections 105 and/or 129) maintained by Indirect Parent, Parent, Second Intermediary Parent, First Intermediary Parent or Company; and (ii) the aggregate cash amount of contributions paid by or on behalf of Employees to, net of the aggregate amount of reimbursements and payments to Employees from, such flexible spending accounts for the year in which the Closing occurs.

           (e) Purchaser shall use its commercially reasonable best efforts to cause each employee who continues his or her employment with Company following the Effective Time, and if applicable their eligible dependents, to the extent permitted by law, applicable tax qualification requirements and subject to the approval of any insurance carrier, to be entitled to participate in the employee welfare benefit plans (as defined within the meaning of ERISA Section 3(1)) of the Purchaser and Purchaser shall use its commercially reasonable best efforts, to the extent permitted by law, applicable tax qualification requirements and subject to the approval of any insurance carrier, to cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Employees (and their eligible dependents) and shall provide them with credit for any co-payments and deductibles prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Employee Plans of Purchaser in which they are eligible to participate immediately after the Effective Time.

           (f) On or prior to the Closing Date, Indirect Parent, Second Intermediary Parent, First Intermediary Parent or Parent shall transfer to the Company the dollar amount equal to the cash value of all vacation and other paid time off accrued but unused by the Employees as of the Closing Date. Indirect Parent shall provide Purchaser with proof of such payment on or prior to the Closing Date.

     6.5   Third Party Consents.  As soon as practicable following the date
           --------------------
hereof, Purchaser, Indirect Parent, Second Intermediary Parent, First Intermediary Parent, Parent and Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     6.6   Regulatory Filings; Reasonable Efforts.  As soon as may be reasonably
           --------------------------------------
practicable, Indirect Parent, Company, and, if necessary, Second Intermediary Parent, First Intermediary Parent and Parent, and Purchaser each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Company and Purchaser each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate; provided, however, that Purchaser shall not be required to agree to any divestiture by Purchaser or the Company or any of Purchaser's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Purchaser or its subsidiaries or affiliates or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

     6.7  Intercompany Accounts; Cash Balance.  "Net Intercompany Payables"
          -----------------------------------
shall mean the dollar amount obtained by subtracting (i) any and all intercompany payables or liabilities of the Company to Indirect Parent, Second Intermediary Parent, First Intermediary Parent or Parent outstanding as of the Closing Date ("Company Payables") from (ii) any and all intercompany payables or liabilities of Indirect Parent, Second Intermediary Parent, First Intermediary Parent or Parent to the Company outstanding as of the Closing Date other than any payables or liabilities created by this Agreement ("Parental Payables"). If the Net Intercompany Payables is a negative number or zero, (a) all Company Payables shall be satisfied and no longer outstanding at the Effective Time through additional funding in the form of a capital contribution from Parent to Company on the Closing Date in the amount of the Company Payable, and (b) all Parental Payables shall be cancelled and extinguished at the Effective Time. If the Net Intercompany Payables is a positive number, Indirect Parent shall pay the Company at or prior to the Effective Time a cash amount equal to such number and all other Company Payables and Parental Payables shall be cancelled and extinguished at the Effective Time. At the Effective Time, all indemnification and similar obligations of Company in favor of Parent, Second Intermediary Parent, First Intermediary Parent or Indirect Parent shall be cancelled and extinguished.

     6.8   Strategic Relationship.  Effective as of the Closing Date, subject to
           ----------------------
the terms and conditions of this Agreement, Indirect Parent and Purchaser shall enter into the Strategic Relationship Agreement substantially in the form attached hereto as Exhibit B.

     6.9  WARN.  For a period of 90 days after the Closing, Indirect Parent,
          ----
Second Intermediary Parent, First Intermediary Parent, Parent and the Surviving Corporation shall not conduct any layoffs or plant closings involving the Surviving Corporation that could trigger obligations under the Worker Adjustment and Retraining Notification Act of 1988 or any state plant closing or notification law.

     6.10  Investor Rights.  Purchaser shall use its commercially reasonable
           ---------------
best efforts to cause its Amended and Restated Investor Rights Agreement to be amended by the parties thereto to entitle Indirect Parent to the piggy-back registration rights specified therein with respect to the Purchaser Preferred Stock.

     6.11  Real Property Lease.  Second Intermediary Parent shall remain the
           -------------------
guarantor and leave in place and renew upon its expiration Second Intermediary Parents' letter of credit guaranteeing Company's real property lease until such time as the landlord of such real property accepts Purchaser as such guarantor on substantially the same terms. Purchaser shall use its commercially reasonable best efforts to obtain such acceptance from such landlord.


                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

     7.1  Conditions to Obligations of Each Party to Effect the Merger.  The
          ------------------------------------------------------------
respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

           (a)  No Order; HSR Act.  No Governmental Entity shall have enacted,
                -----------------
issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

           (b)  Strategic Relationship Agreement.  Purchaser and Parent shall
                --------------------------------
have entered into the Strategic Relationship Agreement in substantially the form attached hereto as Exhibit B.
                   ---------

           (c)  Stockholder Approval. The Amended and Restated Certificate of
                --------------------
Incorporation attached hereto as Exhibit A shall have been approved by the
                                 ---------
requisite vote of Purchaser's stockholders under applicable law and accepted for filing by the Secretary of State of Delaware.

     7.2   Additional Conditions to Obligations of Company, Indirect Parent,
           -----------------------------------------------------------------
Second Intermediary Parent, First Intermediary Parent and Parent.  The
----------------------------------------------------------------
obligation of Company, Second Intermediary Parent, First Intermediary Parent and Parent to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Company:

           (a)  Representations and Warranties.  Each representation and
                ------------------------------
warranty of Purchaser and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Purchaser and Merger Sub, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause A) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Purchaser Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Purchaser by an authorized officer of Purchaser.

           (b)  Agreements and Covenants.  Purchaser and Merger Sub shall have
                ------------------------
performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Purchaser by an authorized officer of Purchaser.

           (c)  Board Composition.  A nominee of Indirect Parent mutually
                -----------------
agreeable to Purchaser shall be appointed to Purchaser's board of directors at or prior to the Closing Date.

     7.3   Additional Conditions to the Obligations of Purchaser and Merger Sub.
           --------------------------------------------------------------------
The obligations of Purchaser and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

           (a)  Representations and Warranties.  Each representation and
                ------------------------------
warranty of Company, Indirect Parent, Second Intermediary Parent, First Intermediary Parent and Parent contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Company, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause A) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Purchaser shall have received a certificate with respect to the foregoing signed on behalf of Company by an authorized officer of Company.

           (b)  Agreements and Covenants.  Company, Indirect Parent, Second
                ------------------------
Intermediary Parent, First Intermediary Parent and Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Purchaser shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

           (c)  Consents. Company shall have obtained all consents, waivers and
                --------
approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Schedule 7.3(d).


                                 ARTICLE VIII

                                  TAX MATTERS

     8.1  Definition of Taxes.  For the purposes of this Agreement, "Tax" or
          -------------------
"Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges constituting taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

     8.2   Tax Representations.  Indirect Parent, Second Intermediary Parent,
           -------------------
First Intermediary Parent, Parent and Company represent and warrant to the Purchaser and Merger Sub as set forth below:

           (a) The Company (or Indirect Parent, Second Intermediary Parent, First Intermediary Parent or Parent on behalf of the Company) has (i) timely filed within the time period for filing or any extension granted with respect thereto all applicable federal, state, local, foreign and other returns, declarations, reports, claims for refund, or information statements relating to Taxes including any schedule attached thereto and any amendment thereto ("Returns") required to be filed relating to or pertaining to any and all Taxes attributable to, levied or imposed upon, or incurred in connection with the Company including all Tax Returns with respect to any affiliated, consolidated, combined, unitary or similar group of which Company is or was a member or has liability for Taxes with respect thereto (a "Relevant Group") and (ii) paid on a timely basis all of the Taxes required to be paid prior to the date hereof except for Taxes shown as liabilities on the balance of the Company dated June 30, 2000.

           (b) Company has provided Purchaser true, complete, accurate copies of all material Tax Returns filed by or on behalf of the Company or which include Taxes payable in respect of the Company's assets, operations or its liability for Taxes for all taxable periods commencing on or after January 1, 1995.

           (c) With respect to the Company or to the extent relevant to the Company's business or assets, Indirect Parent, Second Intermediary Parent, First Intermediary Parent and Parent, (i) there are not pending or threatened in writing any audits, examinations, assessments, asserted deficiencies or written claims for Taxes nor is there any factual or legal basis therefore and (ii) there are (and immediately after the Closing there will be) no Encumbrances for Taxes upon any assets of the Company other than for Taxes not yet due and payable.

           (d) Except as disclosed in Schedule 8.2(d), no Tax deficiencies, assessments or audit adjustments have been proposed in writing, assessed or asserted against the Company, Second Intermediary Parent, First Intermediary Parent, Indirect Parent or Parent to the extent Company would be liable for such deficiencies, assessments or adjustments.

           (e) Except as disclosed in Schedule 8.2(e), neither Company, Indirect Parent, Second Intermediary Parent, First Intermediary Parent nor Parent have requested any extension of time within which to file any Returns related to the Company in respect of any taxable period which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or which include or are treated as including, the Company or with respect to any Tax assessment or deficiency affecting the Company or any Relevant Group.

           (f) The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign Laws) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all employment, FICA, FUTA and other Taxes and similar amounts required to be so withheld and paid over under all applicable laws.

           (g) For the tax years where the statute of limitations is open, no power of attorney for Taxes has been granted with respect to the Company.

           (h) The accruals and reserves for Taxes reflected in the balance sheet of the Company as of June 30, 2000 are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP applied on a consistent basis with the balance sheet included in the Company Reports, and the accrual and reserves for Taxes reflected in the books and records of the Company as of the last day of the Company's most recently complete fiscal month end are in all material respects adequate to cover all Taxes required to be accrued through such date (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP applied on a consistent basis with the balance sheet included in the Company Reports. The Company has incurred no material liability for Taxes in the period after the date of the Company's most recent completed financial month.

           (i) The Company has not received any written ruling related to Taxes or entered into any agreement with a Taxing Authority relating to Taxes.

           (j) The Company has no liability for the Taxes of any Person other than the Company (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect (a "Contract") or (iv) otherwise.

           (k) The Company (i) has neither agreed to make nor is required to make any adjustment under Section 481 of the Code by reason of a change in accounting method and (ii) is not a "consenting corporation" within the meaning of Section 341(f)(1) of the Code.

           (l) The Company is not involved in, subject to, or a party to any joint venture, partnership, Contract or other arrangement that is treated as a partnership for federal, state, local or foreign Tax purposes.

           (m) The Company has not made any payments, is not obligated to make any payments, nor is a party to any contract, agreement or arrangement covering any current or former employee or consultant of the Company that under certain circumstances could require it to make or give rise to any payments that are not deductible as a result of the provisions set forth in Section 280G of the Code or the treasury regulations thereunder or would result in an excise tax to the recipient of any such payment under Section 4999 of the Code.

           (n) As a result of ownership changes on April 30, 1999 and April 7, 2000, the Company is subject to limitations on the utilization of the net operating losses, built-in losses, capital losses, Tax credits or other similar items of the Company under (i) Section 382 of the Code, (ii) Section 383 of the Code, (iii) Section 384 of the Code, and (iv) Section 1502 of the Code and Treasury regulations promulgated thereunder. These limitations and the amounts of available loss and other carryovers will be reported by the Parent to the Purchaser prior to March 31, 2001.

           (o) Each material election with respect to Taxes affecting the Company are set forth in Section 8.2 of the Company Schedule.

           (p) The Company is not nor has it ever been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code.

     8.3 Indemnity.
         ---------

           (a) Indirect Parent, Second Intermediary Parent, First Intermediary Parent and Parent shall indemnify, defend and hold harmless, the Purchaser from and against and in respect of and shall be responsible for and shall timely pay or cause to be paid (i) any and all Taxes whensoever arising with respect to or relating to the Company that are attributable to any taxable period ending on or prior to the Closing Date and, in the case of a taxable period that includes, but does not end on the Closing Date, the portion of such taxable period that ends on the Closing Date, (ii) any and all

Taxes of Parent, Indirect Parent or any subsidiaries or Affiliates thereof other than the Company, whensoever arising, regardless of the period to which such Taxes relate, imposed on the Company arising out of Treasury Regulation (S) 1.1502-6 or any comparable provision of foreign, state, local or subnational law or Taxes of such entities for which the Company is otherwise liable, (iii) any and all Taxes arising out of or constituting a breach of any representation, warranty, or covenant of the Parent, Second Intermediary Parent, First Intermediary Parent, Indirect Parent or the Company contained in this Article VIII (The foregoing items (i) through (iii) shall collectively be referred to herein as "Parent's Taxes"). Parent's Taxes shall include, with respect to any taxable period commencing before the Closing Date and ending after the Closing Date (a "Straddle Period"), all Taxes relating to the Company attributable to the portion of the Straddle Period prior to and including the Closing Date (the "Pre-Closing Period"). For purposes of such Straddle Periods, the portion of any Tax that is attributable to the Pre-Closing Period shall be (i) in the case of a Tax that is not based on net income, gross income, sales, premiums or gross receipts, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Period, and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of a Tax that is based on any of net income, gross income, sales, premiums or gross receipts, the Tax that would be due with respect to the Pre-Closing Period if such Pre-Closing Period were a separate taxable period, except that exemptions, allowances, deductions or credits, exclusive of the amount by which they are increased or decreased as a result of the transactions contemplated hereby, and which are calculated on an annual basis (such as the deduction for depreciation or capital allowances) shall be apportioned on a per diem basis.

           (b) Purchaser shall indemnify, defend and hold harmless Parent and its affiliates from and against and in respect of and shall be responsible for and shall timely pay or cause to be paid (i) any and all Taxes with respect to the Company, that are attributable to any taxable period commencing after the Closing Date and, in the case of a Straddle Period, the portion of such taxable period that begins on the day after the Closing Date and all other Taxes imposed on the Company which are not Parent's Taxes ("Purchaser's Taxes") and (ii) any losses incurred by Parent, Second Intermediary Parent, First Intermediary Parent or Indirect Parent attributable to a breach of any representation, warranty or covenant of Purchaser or Merger Sub contained in this Article VIII.

           (c) If Purchaser or any Affiliate files any Return which includes payment of Parent's Taxes, Parent, Second Intermediary Parent, First Intermediary Parent and Indirect Parent shall reimburse Purchaser for such Parent's Taxes within ten (10) days following written notice that payment of such amounts to the appropriate tax authority is due, provided that payment shall not be required earlier than two (2) days before it is due to the appropriate tax authority. If Parent, Second Intermediary Parent, First Intermediary Parent or Indirect Parent files any Return which includes payments of Purchaser's Taxes, Purchaser shall reimburse Parent, Second Intermediary Parent, First Intermediary Parent or Indirect Parent, as relevant, for such Purchaser's Taxes within ten (10) days following written notice that payment of such amounts to the appropriate tax authority is due, provided that payment shall not be required earlier than two (2) days before it is due to the appropriate tax authority. Parent, Second Intermediary Parent, First Intermediary Parent and Indirect Parent shall timely provide to Purchaser all information and documents within the possession of Parent, Second Intermediary Parent, First Intermediary Parent or Indirect Parent (or their auditors, advisors or Affiliates) and signatures and consents necessary for Purchaser to properly prepare and file the Returns described in the second preceding sentence or in connection with the determination of any Tax liability or any audit, examination or proceeding. Purchaser shall timely provide to Parent, Second Intermediary Parent, First Intermediary Parent and Indirect Parent all information and documents within its possession or the possession of its auditors, advisors or affiliates and signatures and consents necessary for Parent, Second Intermediary Parent, First Intermediary Parent and Indiredt Parent properly to prepare and file the Returns described in the second preceding sentence or in connection with the determination of any Tax liability or any audit, examination or proceeding. Each party hereto shall reasonably cooperate with the other (at their own expense) party to obtain other information or documents necessary or appropriate to prepare and file Returns or elections or necessary or appropriate in connection with the determination of any Tax liability or any audit, examination or proceeding.

     8.4   Tax Returns.
           -----------

           (a) Parent shall prepare and file (or cause to be prepared and filed) on a timely basis all Returns with respect to the Company ("Company Tax Returns") for all taxable periods ending on or before the Closing Date. Such Returns shall be prepared in a manner consistent with past practice.

           (b) Purchaser shall prepare and file (or cause to be prepared and filed) on a timely basis all Company Tax Returns for periods ending after the Closing Date. Purchaser shall provide Parent those Returns which include Parent's Taxes at least ten (10) business days before each such Return is due to be filed.

     8.5   Termination of Tax Sharing Agreements.  Parent, Second Intermediary
           -------------------------------------
Parent, First Intermediary Parent and Indirect Parent hereby agree and covenants that there are and will be no obligations relating to the Company pursuant to any Tax sharing agreement or any similar arrangement in effect at any time before or on the Closing Date, and any further obligations that might otherwise have existed thereunder shall be extinguished as of the Closing Date and any Tax Proceedings with respect to Straddle Periods. Indirect Parent, Second Intermediary Parent, First Intermediary Parent and Parent shall settle or resolve any Tax Proceedings with the written consent of Purchaser, which consent shall not be unreasonably withheld.

     8.6   Conduct of Audits and Other Procedural Matters.
           ----------------------------------------------

           (a) Indirect Parent, Second Intermediary Parent, First Intermediary Parent and Parent shall, at their own expense, control any audit or examination by any Taxing authority, and resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes ("Tax Proceedings") for which Indirect Parent, Second Intermediary Parent, First Intermediary Parent or Parent have an indemnification obligation under this
Article VIII. Purchaser shall, at its own expense, control any audit or examination by any Taxing authority, and resolve and defend against any Tax Proceeding for any taxable period beginning after the Closing Date and any Tax Proceedings with respect to Straddle Periods. Indirect Parent, Second Intermediary Parent, First Intermediary Parent and Parent shall settle or resolve any Tax Proceeding with the written consent of Purchaser, which consent shall not be unreasonably withheld.

           (b) Each party shall promptly forward to the other all written notifications and other written communications from any Taxing authority received by such party or its affiliates relating to any liability for Taxes for any taxable period for which such other party or any of its affiliates is charged with payment or indemnification responsibility under this Agreement and each indemnifying party shall promptly notify, and consult with, each indemnified party as to any action it proposes to take with respect to any liability for Taxes for which it is required to indemnify another party or which may affect the Taxes of another party and shall not enter into any closing agreement or final settlement with any Taxing authority with respect to any such liability without the written consent of the indemnified or affected parties, which consent shall not be unreasonably withheld.

           (c) The failure by a party to provide timely notice under this subsection shall not relieve the other party from its obligations under this
Section 8.6 with respect to the subject matter of any notification not timely forwarded, unless and to the extent that the other party can demonstrate that the other party has suffered an economic detriment because of such failure to provide notification in a timely fashion.

     8.7   Assistance and Cooperation.  Indirect Parent, Second Intermediary
           --------------------------
Parent, First Intermediary Parent and Parent as one party and Purchaser as the other (and their respective Affiliates) shall at their own expense:

           (a) assist the other party in preparing any Returns which such other party is responsible for preparing and filing in accordance with this Article VIII;

           (b) cooperate fully in preparing for any audits of, or disputes with Taxing authorities regarding, any Returns relating to the Company;

           (c) make available to the other and to any Taxing authority as reasonably requested all information, records, and documents relating to Taxes concerning the Company;

           (d) make available to the other and to any Taxing authority as reasonably requested employees and independent auditors to provide explanations and additional information relating to Taxes concerning the Company;

           (e) provide timely notice to the other in writing of any pending or threatened Tax audits, assessments or Tax Proceedings with respect to the Company for taxable periods for which the other may have a liability under this
Article VIII;

           (f) furnish the other with copies of all correspondence received from any Taxing authority in connection with any Tax audit or Tax Proceedings with respect to any taxable period for which the other may have a liability under this Article VIII; and

           (g) retain any books and records that could reasonably be expected to be necessary or useful in connection with Purchaser's or Parent's preparation, as the case may be, of any Return, or for any audit, examination, or Proceeding relating to Taxes. Such books and records shall be retained until the expiration of the applicable statute of limitations (including extensions thereof to the extent the party has been notified thereof); provided, however, that in the event of an audit, examination, investigation or Proceeding has been instituted prior to the expiration of the applicable statute of limitations (or in the event of any claim under this Agreement), the books and records shall be retained until there is a final determination thereof (and the time for any appeal has expired).

     8.8   Survival.  Notwithstanding anything in this Agreement to the
           --------
contrary, the provisions of this Article VIII shall survive for the full period of all statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

                                  ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     9.1   Termination.  This Agreement may be terminated at any time prior to
           -----------
the Effective Time:

           (a) by mutual written consent duly authorized by the Boards of Directors of Purchaser and Company;

           (b) by either Company or Purchaser if the Merger shall not have been consummated by October 31, 2000 for any reason; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

           (c) by either Company or Purchaser if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

           (d) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Purchaser's representations and warranties or breach by Purchaser is curable by Purchaser through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 9.1(d) for ten (10) days after delivery of written notice from Company to Purchaser of such breach, provided Purchaser continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this Section 9.1(d) if it shall have materially breached this Agreement or if such breach by Purchaser is cured during such ten
(10)-day period); or

           (e) by Purchaser, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its commercially reasonable efforts, then Purchaser may not terminate this Agreement under this Section 9.1(e) for ten (10) days after delivery of written notice from Purchaser to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Purchaser may not terminate this Agreement pursuant to this
Section 9.1(e) if it shall have materially breached this Agreement or if such breach by Company is cured during such ten (10)-day period).

     9.2   Notice of Termination; Effect of Termination.  Any termination of
           --------------------------------------------
this Agreement under Section 9.1 above will be effective immediately upon (or, if the termination is pursuant to Section 9.1(d) or Section 9.1(e) and the proviso therein is applicable, ten (10) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 9.2,
Section 9.3 and Article X (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     9.3   Fees and Expenses.  All fees and expenses incurred in connection with
           -----------------
this Agreement and the transactions contemplated hereby by the Purchaser shall be paid by the Purchaser whether or not the Merger is consummated. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby by the Indirect Parent, Second Intermediary Parent, First Intermediary Parent, Parent or the Company shall be paid by the Indirect Parent whether or not the Merger is consummated.

     9.4   Amendment.  Subject to applicable law, this Agreement may be amended
           ---------
by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Purchaser, Indirect Parent, Second Intermediary Parent, First Intermediary Parent and Company.

     9.5   Extension; Waiver.  At any time prior to the Effective Time, any
           -----------------
party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                   ARTICLE X


                              GENERAL PROVISIONS

     10.1  Survival of Representations and Warranties.  The representations and
           ------------------------------------------
warranties of the Indirect Parent, Second Intermediary Parent, First Intermediary Parent, Parent, the Company, Merger Sub and the Purchaser contained in this Agreement, and all statements contained in this Agreement, the Company, Indirect Parent, Second Intermediary Parent, First Intermediary Parent, Parent and Purchaser Disclosure Schedules and any certificate delivered pursuant to this Agreement (collectively, the "Acquisition Documents"), shall survive the Closing for two years; provided, however, that the representation and warranty contained in Section 2.16 shall survive until the fifth anniversary of the Closing Date; and provided further, however, that the obligations under Article 8 shall survive as provided therein. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

     10.2  Indemnification by the Holders.
           ------------------------------

           (a) From and after the Closing, Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each an "Indemnified Party") shall be indemnified and held harmless, jointly and severally, by each holder (a "Holder") of Company capital stock for any and all Liabilities, losses, damages, claims, costs (including business interruption costs) and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "Loss" and in the aggregate the "Losses"), arising out of or resulting from the breach of any representation or warranty made by the Company, Indirect Parent, Second Intermediary Parent, First Intermediary Parent or Parent contained in the Acquisition Documents and for any Losses related to any Plan, Employee Plan or ERISA (or an equivalent foreign law) liabilities of Parent, Second Intermediary Parent, First Intermediary Parent or Indirect Parent or any of Parent's or Indirect Parent's ERISA Affiliates ("ERISA Liabilities"). For the purposes of determining whether there has been a breach of any representation or warranty made by the Company, Indirect Parent, Second Intermediary Parent, First Intermediary Parent or Parent, all "Material Adverse Effect" qualifications and other qualifications based on the word material or similar phrases shall be disregarded and all qualifications based on "knowledge" or "Knowledge" shall also be disregarded. Indemnification payments under this Agreement (including under Article 8 hereof) shall be reduced by any Tax benefit (net of Tax cost including, without limitation, receipt of indemnification payments) actually realized by the indemnified party as a result of the indemnification payment.

           (b) An Indemnified Party shall give Indirect Parent notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligation and Liabilities of the Holders under this Article X with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article X ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indirect Parent notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Holders from any of its obligations under this Article X except to the extent the Holders are materially prejudiced by such failure and shall not relieve the Holders from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article X. If the Indirect Parent acknowledges in writing the Holders' obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indirect Parent shall be entitled to assume and control the defense of such Third Party Claim on behalf of the Holders at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within ten days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it appropriate in the judgment of the Indemnified Party, in its sole and absolute discretion, for the same counsel to represent both the Indemnified Party and the Holders, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Holders. In any event, the Indirect Parent exercises the right to undertake any such defense against any such Third Party Claim on behalf of the Holders as provided above, the Indemnified Party shall cooperate with the Indirect Parent in such defense and make available to the Indirect Parent, at the Holders' expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indirect Parent. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Holders shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Holders' expense, all such witnesses, records, materials and information in the Holders' possession or under the Holders' control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Holders without the prior written consent of the Indemnified Party; provided, however, that if the Indemnified Party does not consent to a settlement that is otherwise acceptable to the Holders, in no event shall the Holders be required to indemnify the Indemnified Party for any judgment amount in excess of the proposed settlement amount.

           (c) The Holders shall not have any obligation to indemnify the Indemnified Parties pursuant to Sections 10.2(a) and (b) unless the aggregate amount of all Losses arising under Section 10.2 (excluding claims related to ERISA Liabilities and Parent's, Second Intermediary Parent's, First Intermediary Parent's and Indirect Parent's Taxes) exceeds $150,000. The total maximum aggregate indemnification liability of the Holders for any Losses arising under Sections 10.2(a) and (b) (including Losses arising from a breach of Section 2.20 of this Agreement but excluding claims related to ERISA Liabilities and Parent's, Second Intermediary Parent's, First Intermediary Parent's and Indirect Parent's Taxes) shall not exceed $3,000,000 (three million). The Holders shall indemnify Purchaser dollar for dollar with respect to any losses associated with ERISA Liabilities and Parent's, Second Intermediary Parent's, First Intermediary Parent's and Indirect Parent's Taxes.

           (d) From and after the Closing, in the absence of fraud, willful misconduct or bad faith breach ("Excepted Claims"), the sole and exclusive remedy of Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns against Parent or any of its Affiliates, officers, directors, employees, agents, successors and assigns with respect to any and all claims relating to the Acquisition Documents shall be pursuant to the indemnification provisions set forth in this Section 10.2.

     10.3  Notices.  All notices and other communications hereunder shall be in
           -------
writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

           (a) if to Purchaser or Merger Sub, to:

               Xenogen Corporation
               860 Atlantic Avenue
               Alameda, California  94501
               Attention:  Chief Executive Officer
               Telephone No.:  (510) 291-6100
               Telecopy No.:  (510) 291-6196

               with a copy to:
               Wilson Sonsini Goodrich & Rosati
               Professional Corporation
               One Market, Spear Tower
               San Francisco, California 94105
               Attention:   Michael Kennedy, Esq.
               Karen Dempsey, Esq.
               Telephone No.:(415) 947-2000
               Telecopy No.:(415) 947-2099

           (b) if to Indirect Parent, Parent, Second Intermediary Parent, First Intermediary Parent or Company, to:

               MDS Inc.
               100 International Boulevard
               Toronto, Ontario
               Canada M9W6J6
               Attention:  Peter Brent
               Telephone No.:  (416) 675-7661

               with a copy to:

               Fasken Martineau DuMoulin LLP
               Toronto Dominion Bank Tower
               Suite 4200
               P.O. Box 20
               Toronto-Dominion Centre
               Toronto, Ontario
               Canada M5K1N6
               Attention:  John Turner
               Telephone No.:  (415) 366-8381
               Fax:  (415) 364-7813

     10.4  Interpretation.
           --------------

           (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

           (b) For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its subsidiaries taken as a whole; provided that a decline in a Person's stock price shall not in and of itself constitute a Material Adverse Effect.

           (c) For purposes of this Agreement, the term "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     10.5  Counterparts.  This Agreement may be executed in one or more
           ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     10.6  Entire Agreement; Third Party Beneficiaries.  This Agreement and the
           -------------------------------------------
documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company, Indirect Parent, Parent, Second Intermediary Parent, First Intermediary Parent and Purchaser Disclosure Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

     10.7  Severability.  In the event that any provision of this Agreement, or
           ------------
the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     10.8  Other Remedies; Specific Performance.  Except as otherwise provided
           ------------------------------------
herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.9  Governing Law.  This Agreement shall be governed by and construed in
           -------------
accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     10.10  Rules of Construction.  The parties hereto agree that they have been
            ---------------------
represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     10.11  Assignment.  No party may assign either this Agreement or any of its
            ----------
rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     10.12  WAIVER OF JURY TRIAL.  EACH OF INDIRECT PARENT, PARENT, SECOND
            --------------------
INTERMEDIARY PARENT, FIRST INTERMEDIARY PARENT, COMPANY, PURCHASER AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY, PURCHASER OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.



                 [Remainder of page intentionally left blank.]

                    **Agreement and Plan of Reorganization**

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                    XENOGEN CORPORATION

                                    By: /s/ David W. Carter
                                       -----------------------------------
                                    Name:   David W. Carter
                                         ---------------------------------
                                    Title:  Chairman
                                          --------------------------------



                                    DRUM ACQUISITION CORPORATION

                                    By: /s/ David W. Carter
                                       -----------------------------------
                                    Name:   David W. Carter
                                         ---------------------------------
                                    Title:  President
                                          --------------------------------



                                    MDS INC.

                                    By: /s/ Robert W. Breckon
                                       -----------------------------------
                                    Name:   Robert W. Breckon
                                         ---------------------------------
                                    Title:  Senior Vice President, Strategic
                                            Initiatives and Investments
                                          --------------------------------


                                    PHOENIX INTERNATIONAL LIFE
                                    SCIENCES INC.

                                    By: /s/ David Moszkowski
                                       -----------------------------------
                                    Name:   David Moszkowski
                                         ---------------------------------
                                    Title:  Chief Financial Officer
                                          --------------------------------

                                    PHOENIX INTERNATIONAL LIFE
                                    SCIENCES (US) INC.

                                    By: /s/ David Moszkowski
                                       -----------------------------------
                                    Name:   David Moszkowski
                                         ---------------------------------
                                    Title:  Vice President, Treasurer
                                            and Secretary
                                          --------------------------------


                                    PHOENIX INTERNATIONAL LIFE
                                    SCIENCES (CHRYSALIS) INC.

                                    By: /s/ David Moszkowski
                                       -----------------------------------
                                    Name:   David Moszkowski
                                         ---------------------------------
                                    Title:  Vice President, Treasurer
                                            and Secretary
                                          --------------------------------


                                    CHRYSALIS DNX TRANSGENIC
                                    SCIENCES CORPORATION

                                    By: /s/ David Moszkowski
                                       -----------------------------------
                                    Name:   David Moszkowski
                                         ---------------------------------
                                    Title:  Vice President, Treasurer
                                            and Secretary
                                          --------------------------------